Gilla Inc. Announces Record Third-Quarter Results

MIAMI, FLORIDA – (November 18, 2014) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB:GLLA), a designer, marketer and distributor of electronic cigarettes ("e-cigarettes"), vaporizers and related accessories, today announced its financial results for the third quarter and nine months ended September 30, 2014, including record third quarter revenue of over $500,000.

Graham Simmonds, Gilla’s Chief Executive Officer, stated, “Gilla’s sharp increase in sales is evidence that our strategy and execution are working. Our white label strategy is well positioned for continued growth in 2015 and will allow Gilla to maximize its potential as the electronic cigarette market continues to expand rapidly on a worldwide basis.”

Danny Yuranyi, Gilla’s President and Chief Operating Officer, added, “Our white label turnkey e-cig solution is resonating with customers and while the sales cycle is long, the benefits of long term exclusive agreements into these lucrative channels is a very profitable business model. The Company’s operating costs are not expected to increase significantly into next year and with limited marketing costs required for our strategy, it is anticipated that Gilla should reach profitability in 2015.”

THIRD-QUARTER HIGHLIGHTS:

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For the three month period ended September 30, 2014, the Company generated $519,579 in revenues from the white label sales of e-cigarettes, vaporizers, e-liquids and accessories as compared to $27,936 in revenues for the three month period ended September 30, 2013. The sharp increase is due to the growth of the Company’s white label business that now boasts three customers.

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Gross profit for the three month period ended September 30, 2014 was 18%, a lower than expected figure due to one-time expenses related to packaging setup for new white label clients and the additional upfront costs for a white label client who was not invoiced prior to September 30, 2014.

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Net loss amounted to $1,551,460 for the three-month period ended September 30, 2014 compared to a loss of $413,390 for the three month period ended September 30, 2013. The increase in net loss is primarily attributable to increases in administrative expenses due to the Company’s focus on generating sales, an increase in interest expense and non-cash expenses relating to the amortization of debt discount and the liquidation of an Irish subsidiary.

●	During the three month period ended September 30, 2014, the Company entered into the following transactions to improve the balance sheet:

m
The Company received a forms of election whereby holders of the Unsecured Subordinated Convertible Debentures (the “Convertible Debentures”) elected to convert a total of $800,000 of the Convertible Debentures into common shares of the Company at a conversion rate of $0.07 per share;

m	The Company settled $78,559 in interest payable on the Convertible Debentures and agreed to issue 523,726 common shares of the Company at a price of $0.15 per share;

m	The Company deferred $100,000 of amounts owing to a related party until January 1, 2016, moving such amounts to long-term liabilities; and

m	The Company settled $135,088 in historical consulting fees payable to related parties at a price of $0.15 per share of the Company.

RECENT DEVELOPMENTS:

●	On November 7, 2014, the Company’s Board of Directors appointed Dr. Blaise A. Aguirre and Mr. Christopher Rich to the Board.

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On November 10, 2014, the Company entered into the following transactions with a shareholder to further clean up its balance sheet for the upcoming quarter and year ended December 31, 2014 financial results:

m
The Company entered into an amendment with the shareholder to extend the term of the C$500K Secured Promissory Note and the $100K Secured Promissory Note (together, the “Secured Notes”) to January 1, 2016, moving the Secured Notes from current liabilities to long-term liabilities for the upcoming quarter and year end;

m	The Company received a form of election from the shareholder to convert a total of $275,000 of the Convertible Debentures into common shares of the Company at a conversion rate of $0.07 per share; and

m
The Company settled $58,893 in interest payable to the shareholder on their Convertible Debenture and Secured Notes and agreed to issue 392,622 common shares of the Company at a price of $0.15 per share.

About Gilla Inc.
Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”), vaporizers, e-liquids and related accessories. Gilla has a two-pronged business model: white-label solutions, including branding, marketing and sales support; and e-commerce solutions like Charlie’s Club, a members-only online e-cigarette monthly subscription service featuring free hardware and no contracts. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc

Investor Relations:
Crescendo Communications, LLC
David Waldman/Natalya Rudman
1 (212) 671-1020 Ext. 304
email: glla@crescendo-ir.com